Filed Pursuant to Rule 433
                                                          File No. 333-127031-14


The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-129159. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at
www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer
participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.




                          Initial         Pass-
                         Principal       Through
Class                   Balance(1)         Rate                  Principal Types             Interest Types
---------------------------------------------------------------------------------------------------------------------
Offered Certificates
Class A-1                 $40,000,000     5.000%     Super Senior, Pass-Through              Fixed Rate
Class A-2                  $1,280,000     5.000%     Super Senior Support, Pass-Through      Fixed Rate
Class A-3                $399,727,000     5.000%     Senior, Pass-Through                    Fixed Rate
Class A-PO                 $1,331,656     0.000%     Senior, Ratio Strip                     Principal Only
Class A-R                        $100     5.000%     Senior, Sequential Pay                  Fixed Rate
Class B-1                  $4,955,000     5.000%     Subordinated                            Fixed Rate
Class B-2                    $901,000     5.000%     Subordinated                            Fixed Rate
Class B-3                    $901,000     5.000%     Subordinated                            Fixed Rate
Non-Offered Certificates
Class B-4                    $451,000     5.000%     Subordinated                            Fixed Rate
Class B-5                    $450,000     5.000%     Subordinated                            Fixed Rate
Class B-6                    $450,914     5.000%     Subordinated                            Fixed Rate

-----------------------

(1)   Approximate. The initial principal balances are subject to adjustment.

Allocation of Amount to be Distributed on the Class A Non-PO Certificates

      On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Non-PO Distribution Amount will be allocated among and distributed in reduction of the Principal Balances of the Class A Non-PO Certificates, sequentially, as follows:

      first, to the Class A-R Certificates;

      second, concurrently, to the Class A-1, Class A-2 and Class A-3 Certificates, pro rata.